Exhibit 99.1

Contact:	Michael R. Sand, President & CEO Dean J. Brydon, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp Announces the Retirement of Director James C. Mason

HOQUIAM, WA – March 30, 2017 – Timberland Bancorp, Inc. (NASDAQ – TSBK) (the "Company"), the holding company for Timberland Bank ("Bank") today announced the retirement of James C. Mason as a director of the Company and of the Bank effective March 28, 2017.  Mr. Mason has served as a Director of the Company and of the Bank since 1993.

Jon C. Parker, the Company's Chairman of the Board, stated, "Jim's dedicated service and commitment to the Company and Bank during his nearly 24-year tenure has been exceptional and we have expressed to him our sincere appreciation for the leadership and direction he provided to the Company and to the Bank's management team.  We wish him the best during his retirement."

About the Company

Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank ("Bank").  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).